Exhibit 10.15

FIRST AMENDMENT TO LEASE AGREEMENT

This First Amendment to Lease Agreement (this “Amendment”) is entered into as of November 5, 2012 (the “Effective Date”) by and between 13785 RESEARCH BLVD, LLC, a Texas limited liability company (the “Landlord”), as landlord, and LDR SPINE USA, INC., a Delaware corporation (the “Tenant”), as tenant, with reference to the following facts:

RECITALS

WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated August 10, 2011, (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space containing approximately 45,538 rentable square feet (the “Original Premises”) described as Suite Nos. 175 & 200 on the first (1st) and second (2nd) floors of the building located at 13785 Research Boulevard, Austin (Williamson County), Texas 78750 and commonly known as Aspen Lake Office Building (the “Building”).

WHEREAS, Landlord and Tenant desire to provide for the expansion of the Original Premises into additional space on the first (1st) and second (2nd) floors of the Building, and to further amend the Lease as set forth below, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

1. Defined Terms and References. The recitals set forth above are herein incorporated by reference and agreed to by Landlord and Tenant. All capitalized terms used herein that are not defined herein but are defined in the Lease shall have the same meanings herein as in the Lease.

2. Lease of Additional Premises.

(a) Subject to the terms of the Lease, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Additional Premises (as defined below).

(b) The Term with respect to the Additional Premises shall commence (the “Additional Premises Commencement Date” or “APCD”) on April 1, 2013 and continue through November 30, 2019. Effective as of the APCD, the term “Premises” is hereby revised to include the Additional Premises for all purposes set forth in the Lease, except as expressly provided in this Amendment.

(c) “Additional Premises” shall mean those certain premises shown on the drawings attached hereto as Exhibit A and made a part hereof, located on the first (1st) and second (2nd) floors of the Building. The Additional Premises contain 21,869 rentable square feet.

3. Base Rental for the Additional Premises.

(a) In addition to the Base Rent payable for the Original Premises, Base Rent under the Lease for the Additional Premises shall be as follows:

Time period	Rate per Square Foot of Rentable Area	Annual Base Rent	Monthly Installment
APCD-November 30, 2013	$18.00	$393,642.00	$32,803.50
December 1, 2013 through November 30, 2014	$18.50	$404,576.50	$33,714.71
December 1, 2014 through November 30, 2015	$19.00	$415,511.00	$34,625.92
December 1, 2015 through November 30, 2016	$19.50	$426,445.50	$35,537.13
December 1, 2016 through November 30, 2017	$20.00	$437,380.00	$36,448.33
December 1, 2017 through November 30, 2018	$20.50	$448,314.50	$37,359.54
December 1, 2018 through November 30, 2019	$21.00	$459,249.00	$38,270.75

(b) Notwithstanding anything in the above schedule to the contrary, provided there is no Event of Default by Tenant under the terms of the Lease, monthly Base Rent (i.e., $32,803.50 for the first 8 months and $33,714.71 for the next 5 months) and Additional Rent (i.e. Tenant’s Proportionate Share of Operating Expenses) for the Additional Premises shall be abated for the first thirteen (13) months of the Term (the “Additional Premises Rent Abatement Period”); provided, however, all other payments required to be paid by Tenant to Landlord pursuant to the Lease shall remain due and payable during the Additional Premises Rent Abatement Period. If an Event of Default occurs at any time during the Initial Term and has not been cured by Tenant within thirty (30) days following the Event of Default, Tenant shall be required to remit to Landlord the pro rata share of all abated payments of Base Rent and Additional Rent based upon the time at which the Event of Default occurred relative to the remainder of the Term.

4. Tenant’s Pro Rata Share. Effective as of the APCD, Tenant’s Proportionate Share as set forth in the Lease shall be 32.8701% for all purposes under the Lease.

5. Parking. Landlord shall make available to Tenant the same ratio (e.g. 4.0 permits per 1,000 square feet of Rentable Area) of Parking Permits for the Additional Premises as Landlord has made available to Tenant for the Original Premises as set forth and upon the same terms and conditions contained in Exhibit I to the Lease. Five (5) of such spaces allocated to the Additional Premises shall be assigned covered parking spaces in a location as specified in the attached Exhibit B.

6. Termination Option. The Termination Right described in Section 2 of Exhibit J to the Lease is hereby deleted in its entirety and of no further force and effect.

7. Tenant Improvements; Allowances.

(a) Tenant Improvements. Tenant shall construct leasehold improvements and tenant finish (“Tenant Work”) to the Additional Premises in accordance with, and subject to, the terms and conditions of the Work Letter attached to the Lease as Exhibit D, except all references therein to the Premises shall be deemed references to the Additional Premises and the amount of the Allowance shall be as set forth below.

(b) Allowance. Landlord shall make available to Tenant an allowance of Nine Hundred Twenty Thousand Seven Hundred Forty-five and 0/100 Dollars ($920,745.00) (the “Allowance”) to be used solely to reimburse Tenant for the cost of Tenant’s Work. The allowance shall be disbursed in accordance with Exhibit D attached to the Lease. Any unused portion of the Allowance remaining as of April 30, 2014 shall inure solely to the benefit of Landlord, and Tenant shall have no rights to any credit, offset, abatement or payment with respect thereto.

(c) Tenant Representative. The Tenant Representative set forth in Exhibit D attached to the Lease shall be changed to:

LDR Spine USA, Inc.

13785 Research Blvd.—Suite 200

Austin, Texas 78750

James Burrows

512-344-3307 (P)

512-344-3350 (F)

8. Security Deposit. Effective December 1, 2012, the amount of letter of credit Security Deposit required under Section 2.4 of the Lease shall be increased to $1,180,148.45. As long as no Event of Default shall have occurred and be continuing, the amount of Security Deposit required under the Lease shall be reduced as follows (with the following schedule replacing the schedule set forth in Section 2.4 to the Lease:

Reduction Date	Required Amount of Security Deposit after such Reduction Date
04/30/2013	$1,032,629.89
12/31/2013	$885,111.34
12/31/2014	$737,592.78
12/31/2015	$590,074.22
12/31/2016	$442,555.67
12/31/2017	$295,037.11
12/31/2018	$147,518.56

9. Exterior Signage. Tenant has exercised its rights described in Section 5.5(d) of the Lease. Accordingly, as set forth in Section 5.5(c) of the Lease, Tenant shall remove its eyebrow signage above the first floor on the exterior of the Building and repair any damage caused thereby immediately prior to the installation of signage on the upper Building facade. In accordance with and subject to Section 5.5(d) of the Lease, Tenant shall have the right, at Tenant’s sole cost and expense, to install backlit Tenant identification (parapet) signage on the upper Building façade in the location as shown on the attached Exhibit C. that will include Tenant’s name and standard logo, with the design, size and location of such signage being subject to Landlord’s reasonable approval and otherwise consistent with any existing Building façade signage.

10. Monument Signage. Landlord shall install a directional monument sign (the “Directional Monument Sign”) at the intersection leading to either the Building or the project next door, Tower of the Hills. Landlord shall include on such Directional Monument Sign an entry with directional signage with Tenant’s logo indicating the direction to front entrance to the Building.

11. Broker. Landlord has agreed to pay to Crimson Services, LLC and AQUILA Commercial, LLC (“Landlord’s Broker”) and to Jones Lang LaSalle Brokerage, Inc. (“Tenant’s Broker”) real estate brokerage commissions as set forth in separate commission agreements between Landlord and Landlord’s Broker and Landlord and Tenant’s Broker, respectively. Landlord and Tenant hereby represent and warrant each to the other that they have not employed any other agents, brokers or other such parties in connection with this Lease, and each agrees that they shall hold the other harmless from and against any and all claims of all other agents, brokers or other such parties claiming by, through or under the respective indemnifying party.

12. No Claims. As of the date hereof, Tenant has no pending claims, demands, counterclaims, defenses, allowances, adjustments or offsets arising out of or in any way related to the Lease or arising out of any document, writing or instrument executed in connection therewith or herewith. Tenant is not aware of any default by Landlord under any of the terms or provisions of the Lease.

13. Entire Agreement. This Amendment supersedes and cancels any and all previous statements, negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant with respect to the subject matter of this Amendment. The Lease and this Amendment constitute the entire agreement of the parties with respect to the subject matter of the Lease and this Amendment. There are no representations, understandings, stipulations, agreements, warranties or promises (express or implied, oral or written) between Landlord and Tenant with respect to the subject matter of this Amendment or the Lease. It is likewise agreed that the Lease and this Amendment may not be altered, amended, modified or extended except by an instrument in writing signed by both Landlord and Tenant.

14. Authority. The person executing this Amendment on behalf of Tenant represents unto Landlord that: (a) Tenant is a duly organized and validly existing Delaware corporation in good standing under the laws of the State of Texas, (b) Tenant has the full right and authority to execute, deliver and perform this Amendment; (c) the person executing this Amendment on behalf of Tenant is authorized to do so; (d) upon request of Landlord, such person will deliver to Landlord satisfactory evidence of his or her authority to execute this Amendment on behalf of Tenant; and (e) this Amendment, when executed and delivered by Tenant and Landlord, will constitute the valid and binding agreement of both parties, enforceable against Landlord and Tenant in accordance with its terms.

15. Status of Lease. The Lease, as amended by this Amendment, is in full force and effect and is binding upon and enforceable by Landlord and Tenant in accordance with its terms. In the event of a conflict between the terms and conditions of the Lease and the terms and conditions in this Amendment, the terms and conditions of this Amendment shall control. This Amendment shall become effective only after the full execution and delivery hereof by Landlord and Tenant.

[Signature Page Follows.]

IN TESTIMONY WHEREOF, the parties hereof have executed this Amendment as of the Effective Date.

LANDLORD:

13785 RESEARCH BLVD, LLC, a Texas limited liability company

By:	Crimson Aspen Lake, LLC, a Texas limited liability company, its sole member

By:	CREF Aspen Lake, LLC, a Texas limited liability company, its managing member

By:
C. Dean Patrinely, President
Date:

TENANT:

LDR SPINE USA, INC., a Delaware corporation

By:
Christophe Lavigne, President and Chief Executive Officer
Date:

EXHIBIT A

ADDITIONAL PREMISES

EXHIBIT B

ADDITIONAL RESERVED PARKING

EXHIBIT C

UPPER BUILDING FAÇADE SIGNAGE LOCATION